SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  _____________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) December 22, 2000.

                      Wilshire Real Estate Investment Inc.
               (Exact Name of Registrant as Specified in Charter)


        Maryland                   0-23911                   52-2081138
(State or Other Jurisdiction    (Commission                 (IRS Employer
     of Incorporation)          File Number)               Identification No.)

                   1631 SW Columbia Street, Portland, OR 97201
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (503) 721-6500
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Item 5.  Other Events.

         Wilshire Real Estate Investment Inc. (the "Company") owns all of the issued and outstanding share capital of BEP Islands Limited, a company incorporated in Jersey, Channel Islands. BEP Islands Limited holds 2,647 A shares (or approximately 26.47% of the issued and outstanding share capital) of BEP Property Holdings Limited, a company incorporated in Jersey, Channel Islands ("BEP Property"), which owns all of the issued and outstanding share capital of BEP Acquisitions Limited, a company incorporated in Jersey, Channel Islands ("BEP Acquisitions").

         On December 22, 2000, the boards of directors of BEP Acquisitions and Bourne End Properties Plc, a company registered in England and Wales ("Bourne End") announced that they had agreed to the terms of an offer (the "Offer") by BEP Acquisitions for all of the issued and outstanding capital stock of Bourne End. On January 5, 2001, BEP Acquisitions commenced the Offer. The Offer is 69 pence in cash for each Bourne End share and values Bourne End's existing share capital of 60,899,334 Bourne End shares at approximately L42 million. The Offer expires at 3:00 p.m. on January 26, 2001. The Offer is subject to valid acceptances being received (and not withdrawn) in respect of not less than 90% of the Bourne End shares and other customary conditions.

         The Board of Directors of Bourne End has unanimously recommended that the shareholders of Bourne End accept the Offer. BEP Acquisitions has received irrevocable undertakings to accept the Offer in respect of 25,537,563 Bourne End shares, representing approximately 41.9% of the outstanding shares. In addition, BEP Acquisition has received a non-binding letter of intent from an institutional fund manager to accept the Offer in respect of 7,905,000 Bourne End shares, representing approximately 12.9% of the outstanding Bourne End shares.

         Bourne End has agreed to pay BEP Acquisitions an inducement fee of L414,000 if the Offer lapses or is withdrawn following the announcement of a competing cash offer by a third party at not less than 10% more than the price of the Offer.

         Bourne End is a specialist investor in retail property, currently owning nine town shopping centers in England and Scotland. The shopping centers range in size from 80,000 sq. ft. to approximately 340,000 sq. ft.

         BEP Acquisitions was incorporated in Jersey for the purposes of making the Offer. BEP Acquisitions' share capital is wholly owned by BEP Property. The shareholders in BEP Property are as follows: BEP Islands Limited (2,647 A shares), Merrill Lynch (Jersey) Holdings Limited (7,059 B shares) and Greenbau Estuary Limited (294 C shares).

         Merrill Lynch (Jersey) Holdings Limited is a subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"). Merrill Lynch is one of the world's leading financial management and advisory companies with offices in over 40 countries and total client assets of approximately USD1.7 trillion. The real estate activities of Merrill Lynch in Europe include senior, mezzanine and securitized financing, principal real estate investment, as well as a dedicated advisory practice.

         Greenbau Estuary Limited was incorporated in Jersey for purposes of making an investment in BEP Property and is owned by Peter Kasch and Julian Newiss who are employees of The Greenwich International (U.K.) Limited Partnership, an English limited partnership ("Greenwich U.K."). The general partner of Greenwich U.K. is Greenwich Group International LLC, a New York limited liability company (collectively with Greenwich U.K., the "Greenwich Group"). Greenwich Group is an international real estate investment banking organization based in New York, with offices in Boston, Washington, D.C., Los Angeles, London, Frankfurt and Singapore. Since its founding in 1995, Greenwich Group has purchased, in partnership with various investment funds approximately L500 million in real estate within the United Kingdom.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, Wilshire Real Estate Investment Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 12, 2001

                                           WILSHIRE REAL ESTATE
                                              INVESTMENT INC.


                                           By: /s/ Lawrence A. Mendelsohn
                                                 Lawrence A. Mendelsohn
                                                  President


                                           By: /s/ Chris Tassos
                                                 Chris Tassos
                                              Executive Vice President and Chief
                                                             Financial Officer